UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
May 1, 2001

MERRILL CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	333-30732	41-0946258
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Merrill Circle, St. Paul, Minnesota	55108
(Address of principal executive offices)	(Zip Code)

(651) 646-4501
Registrant’s telephone number, including area code:

Item 9. Regulation FD Disclosure.

             As previously announced, Merrill Corporation obtained a waiver from its lenders through April 15, 2001 of certain financial covenant defaults under its Credit Facility, which waiver has not been extended.  On April 24, 2001, Merrill Corporation received notice from the agent for the lenders under its senior Credit Facility that, as a result of the Company’s previously disclosed failure to comply with the financial covenants in that Credit Facility, the lenders have declared an event of default under such facility.  Concurrently with the notice to the Company, the agent for the lenders has sent a payment blockage notice to the trustee under the Indenture governing the Company’s 12% Senior Subordinated Notes due 2009 (the “Notes”).  As a result, under the terms of the Indenture the Company is prohibited from making any payment on the Notes until the earlier of the date on which the event of default under the Credit Facility is cured or waived or 179 days after the date on which the payment blockage notice was received (unless the Credit Facility has been accelerated).  Accordingly, the Company will not make the interest payment on the Notes due on May 1, 2001.  The Indenture provides for a grace period of 30 days before the failure to pay interest creates an event of default under the Indenture.  As of April 27, 2001, we had cash and cash equivalents of $28.5 million.

             The Company has been advised that an ad hoc committee of holders of the Senior Subordinated Notes has been formed.  The Company has commenced discussions with the ad hoc committee, and is continuing to negotiate with the lenders under the Credit Facility, towards developing a consensual restructuring of its outstanding debt obligations.  As with any negotiation,  no assurance can be given that the Company will be successful in concluding an agreement with its debt and equity holders with respect to any such restructuring.

SIGNATURES

             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERRILL CORPORATION
By: /s/Robert H. Nazarian
Robert H. Nazarian
Executive Vice President, Chief Financial Officer

Dated:  May 1, 2001